Exhibit 4.26

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

VINFAST AUTO LTD.

(formerly known as VinFast Trading & Investment Pte. Ltd.)

SUPPLEMENTAL DEED POLL

relating to

VINGROUP JOINT STOCK COMPANY

U.S.$625,000,000 Fixed Rate Exchangeable Bonds due 2027

18th Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Tel: +852.2912.2500

www.lw.com

THIS SUPPLEMENTAL DEED POLL is made on 12 April 2024

BY

1.

VINFAST AUTO LTD. (formerly known as VinFast Trading & Investment Pte. Ltd.), a company incorporated in Singapore with registered number 201501874G and having its registered office at 120 Lower Delta Road, #02-05 Cendex Centre, Singapore 169208 (“VinFast” or “VFSG”).

IN FAVOUR OF

2.	THE BONDHOLDERS.

WHEREAS

(A)

The U.S.$625,000,000 Fixed Rate Exchangeable Bonds due 2027 (the “Bonds”) were constituted by the Existing Trust Deed (including the First Supplemental Trust Deed in respect of the Second Closing Bonds).

(B)

Pursuant to clause 13 of the paragraph 17 (Powers) of Schedule 3 (Provisions for meetings of Bondholders) to the Existing Trust Deed and Condition 13 (Meetings of Bondholders, Modification, Waiver and Substitution), the Bondholders have the power (exercisable by Extraordinary Resolution) to, amongst other things, approve any proposal by the Bond Issuer for any modification, abrogation, variation or compromise of any provisions of the Existing Trust Deed, or the Existing Conditions or any arrangement in respect of the obligations of the Bond Issuer under or in respect of the Bonds:

(C)

In addition, pursuant to clause 13 (Modification) of the Existing Deed Poll, the Existing Deed Poll may be modified by a supplemental deed poll if sanctioned by a resolution of Bondholders and shall be binding on all Bondholders. Pursuant to paragraph 17 (Powers) of Schedule 3 (Provisions for Meetings of Bondholders) to the Bond Trust Deed, proposals to modify the obligations of VinFast in respect of the Existing Deed Poll must be approved by an Extraordinary Resolution.

(D)

Pursuant to paragraph 20 (Written Resolution) of Schedule 3 (Provisions for Meetings of Bondholders) to the Existing Trust Deed, a Written Resolution shall take effect as if it were an Extraordinary Resolution.

(E)

The Bond Issuer has proposed certain partial redemptions of the Bonds (the “Extension Redemptions”) and certain amendments to the Existing Trust Deed, the Existing Conditions, the Existing Agency Agreement and the Existing Deed Poll (the “Extension Amendments”).

(F)

The Extension Deed of Amendment is being entered to give effect to the Extension Redemptions and the Extension Amendments to the Existing Trust Deed, the Existing Conditions and the Existing Agency Agreement. This Supplemental Deed Poll is being entered into by VinFast in connection with the Extension Deed of Amendment to give effect to the Extension Amendments to the Existing Deed Poll.

(G)	The Extension Redemptions and Extension Amendments have been approved in advance by a Written Resolution.
(H)	The Existing Deed Poll is amended and supplemented by this Supplemental Deed Poll on the terms and conditions set out in this Supplemental Deed Poll.
(I)	This Supplemental Deed Poll will take effect at the Partial Redemption Completion Time on the Extension Effective Date.

THIS SUPPLEMENTAL DEED POLL WITNESSES as follows:

1.INTERPRETATION

1.1Definitions

All terms and expressions which have defined or construed meanings in the Existing Deed Poll or the Extension Deed of Amendment (in each case, including terms and expressions incorporated therein) shall have the same meanings or constructions in this Supplemental Deed Poll (including the recitals hereto) except where the context requires otherwise or unless otherwise stated. In addition, in this Supplemental Deed Poll (including the recitals hereto), the following expressions have the following meanings:

“Existing Deed Poll” means the deed poll dated 29 April 2022 entered into by VinFast in favour of the Bondholders (as defined therein), as amended and supplemented by the First Supplemental Deed Poll and the Second Supplemental Deed Poll;

“Extension Deed of Amendment” means the deed of amendment and supplement dated on or about the date of this Supplemental Deed Poll between the Bond Issuer, [***], the Principal Agent, the Exchange Agent, the Registrar, the Transfer Agent, the Trustee and the [***];

“Extension Effective Date” has the meaning given to that term in the Extension Deed of Amendment;

“First Supplemental Deed Poll” means the supplemental deed poll dated 29 February 2024 entered into by VinFast in favour of the Bondholders;

“Partial Redemption Completion Time” has the meaning given to that term in the Extension Deed of Amendment; and

“Second Supplemental Deed Poll” means the supplemental deed poll dated 28 March 2024 entered into by VinFast in favour of the Bondholders.

2.AMENDMENTS TO THE EXISTING DEED POLL

With effect from the Partial Redemption Completion Time on the Extension Effective Date:

(i)

the definition of “Exchange Period” in clause 1.1 (Definitions) of the Existing Deed Poll shall be deleted in its entirety and replaced with the following (track changes shown for indicative purposes):

““Exchange Period” means the period from and including the Exchange Period Commencement Date to and including close of business (at the place where the Bond is delivered for exchange) on the [***] Trading Day prior to the Bond Maturity Date, provided that if:

(a)

a Bond has been called for redemption by the Bond Issuer before the Bond Maturity Date, the Exchange Period shall end on the [***] Business Day prior to the date notified by the Bond Issuer as the date for redemption thereof;

(b)

notice requiring redemption has been given by the holder of such Bond pursuant to Bond Condition 8(f) (Redemption at the Option of the Bondholders – Change of Control), the Exchange Period shall end on the Business Day prior to the giving of such notice; or

(c)

(i) the Bond Issuer defaults in making payment in full in respect of any Bond which has been called or surrendered for redemption on the date fixed for redemption thereof, (ii) any Bond has become due and payable prior to the Bond Maturity Date by reason of the occurrence of any of the events under Bond Condition 10 (Events of Default) or (iii) any Bond is not redeemed on the

Maturity Date in accordance with Bond Condition 8(a) (Maturity), the Exchange Period shall end on the date upon which the full amount of the moneys payable in respect of such Bond has been duly received by the Principal Agent or the Trustee and notice of such receipt has been duly given to the Bondholders, provided that, in each case, if the final day of the Exchange Period is not a Business Day at the place aforesaid, then the Exchange Period shall end on the immediately preceding Business Day at the place aforesaid;“

(ii)	the definition of “Exchange Rate” in clause 1.1 (Definitions) of the Existing Deed Poll shall be deleted in its entirety and replaced with the following (track changes shown for indicative purposes):

““Exchange Rate” means the Initial Exchange Rate (subject to adjustment in accordance with Clause 3.3 (Adjustments to Exchange Rate - Pre-Liquidity Event) or Clause 3.4 (Adjustments to Exchange Rate - Post-Liquidity Event), provided that:

(a)	on the Exchange Commencement Date, the Exchange Rate shall be reset to the higher of:
(i)	the Exchange Rate immediately prior to such reset;
(ii)	the Reference VWAP Exchange Rate; and
(iii)	the Make Whole IRR Exchange Rate~~,~~;
(b)	on the Extension Effective Date, the Exchange Rate shall be reset to the Extension Effective Date Exchange Rate; and
(c)	on the Extension Anniversary Reset Date, the Exchange Rate shall be reset to the higher of:
(i)	the Exchange Rate immediately prior to such reset; and
(ii)	the Extension Anniversary Reference VWAP Exchange Rate,

and, for the avoidance of doubt, shall be subject to adjustment(s) in accordance with Clause 3.4 (Adjustments to Exchange Rate - Post-Liquidity Event) before and/or after each such reset;”

(iii)	the following definitions shall be inserted in clause 1.1 (Definitions) of the Existing Deed Poll (track changes shown for indicative purposes):

““Extension Anniversary Reference Price” means the higher of:

(a)

the arithmetic average of the Volume Weighted Average Price for one VFSG Share (being a VFSG Share carrying full entitlement to dividends) for each day during the Extension Anniversary Reference Price Observation Period; and

(b)	the Extension Anniversary Reference Price Floor;

“Extension Anniversary Reference Price Floor” means an exchange price of U.S.$8 per U.S.$1,000,000 of principal amount of Bonds;

“Extension Anniversary Reference Price Observation Period” means the [***] Trading Day period immediately prior to the Extension Anniversary Reset Date;

“Extension Anniversary Reference VWAP Exchange Rate” means each U.S.$1,000,000 of principal amount of Bonds divided by the Extension Anniversary Reference Price;

“Extension Anniversary Reset Date” means the first Business Day falling on or after the first anniversary of the Extension Effective Date;

“Extension Effective Date Exchange Rate” means an exchange rate of 100,000 VFSG Shares per U.S.$1,000,000 of principal amount of Bonds;””

3.INCORPORATION OF EXISTING DEED POLL

3.1Incorporation of terms from the Existing Deed Poll

The provisions of clause 1.2 (Clauses) to clause 1.6 (Benefit of Deed Poll), clause 2 (Accountholders and Clearing System Entries), clause 7 (Deposit of Deed Poll) to clause 13 (Modification) and clause 15 (Dispute Resolution) of the Existing Deed Poll shall be deemed to be incorporated into this Supplemental Deed Poll with all the necessary modifications as if they were set out in full in this Supplemental Deed Poll, but as if references in those clauses to “this Deed Poll” were references to this Supplemental Deed Poll.

3.2Supplemental Deed Poll supplementing Existing Deed Poll

This Supplemental Deed Poll supplements the Existing Deed Poll and shall be read and construed as one with the Existing Deed Poll so that all references in the Existing Deed Poll to “this Deed Poll” shall be deemed to refer to the Existing Deed Poll as amended and supplemented by this Supplemental Deed Poll, provided always that in the event of any inconsistency between the Existing Deed Poll and this Supplemental Deed Poll, the provisions of this Supplemental Deed Poll shall override such inconsistent provisions of the Existing Deed Poll. Save for the amendments to the Existing Deed Poll confirmed by this Supplemental Deed Poll, all terms and conditions of the Existing Deed Poll shall remain in full force and effect.

4.GOVERNING LAW

This Supplemental Deed Poll shall be construed in accordance with, the laws of Singapore.

IN WITNESS whereof this Supplemental Deed Poll has been executed by VinFast and is intended to be and is hereby delivered on the date stated at the beginning of this Supplemental Deed Poll.

EXECUTED and DELIVERED	)
as a DEED pursuant to Section 41B(1)(c))
of the Companies Act 1967 of	)
Singapore for and on behalf of	)
VINFAST AUTO LTD.	)
by ,	)	/s/ [***]
a director, in the presence of:	)	Director

/s/ [***]	Signature of Witness

[***]	Name of Witness

[***]	Address of Witness

Lawyer	Occupation of Witness

Date: 12 April 2024

[Signature page to Supplemental Deed Poll]